Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NISOURCE INC.

NiSource Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: that this Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Amended and Restated Certificate of Incorporation”).

SECOND: that the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six hundred twenty million (620,000,000), of which twenty million (20,000,000) shares of the par value $.01 each are to be of a class designated Preferred Stock and six hundred million (600,000,000) shares of the par value of $.01 each are to be of a class designated Common Stock.

THIRD: that Section A.4 of Article V of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

4. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any director or directors may be removed from office at any time by the affirmative vote of a majority of the combined voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally, voting together as a single class (it being understood that for all purposes of this Article V, each share of Preferred Stock shall have the number of votes, if any, granted to it pursuant to this Amended and Restated Certificate of Incorporation of any resolution adopted pursuant to Article IV).

FOURTH: that the foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this seventh day of May, 2019.

/s/ John G. Nassos

Name: John G. Nassos

Title: Vice President, Deputy General Counsel and Corporate Secretary